Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Board of Directors

Euronet Worldwide, Inc.

We consent to the use of our report dated February 7, 2003, except Note 29 which is dated February 19, 2003, with respect to the consolidated balance sheets of Euronet Worldwide, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive (loss)/income, changes in stockholders’ equity/(deficit), and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated by reference in this registration statement on Form S-3 of Euronet Worldwide, Inc. used to register 70,396 common shares, par value $.02 per share.

KPMG Polska Sp. z o.o.

/s/ KPMG Polska Sp. z o.o.

Warsaw, Poland

December 19, 2003